AGREEMENT OF SALE AND PURCHASE

(Park Trace Apartments)

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”), by and between PARK TRACE APARTMENTS LIMITED PARTNERSHIP, a Georgia limited partnership (the “Seller”); and NALS Austin, LLC, a Texas limited liability company (the “Purchaser”), is entered into and effective on the date it is fully signed by the Purchaser and Seller and is signed by the Escrow Agent to acknowledge receipt of the Escrow Deposit (the “Effective Date”).

IN CONSIDERATION of the mutual covenants of the parties set forth in this instrument and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. AGREEMENT TO SELL: PURCHASE PRICE

1.1. Agreement to Sell and Convey. Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, subject to the terms and conditions set forth below:

1.1.1. The tract of land located at 3450 Jones Mill Road in Norcross, Georgia, commonly known as Park Trace Apartments (the “Project”), and more particularly described on the attached Exhibit “A” (the “Land”), together with all rights pertaining to the Land including but not limited to all subsurface rights, any right, title and interest of Seller to adjacent streets, roads, alleys, or rights-of-way, any riparian rights of Seller and any easements, express or implied, benefiting the Land.

1.1.2. Existing buildings and improvements located on the Land (the “Improvements”).

1.1.3. All tangible personal property owned by Seller now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Property, including but not limited to all machinery, apparatus, equipment, other personal property and fixtures, now located in or upon the Land, but specifically excluding (i) any items of personal property owned by tenants of the Property or the property manager, (ii) any items of personal property owned by third parties and leased to Seller, (iii) proprietary computer software and related licenses used by Seller or its property manager in connection with the operation or management of the Property, and (iv) such other assets as are specified on Exhibit “B” (the “Personal Property”).

1.1.4. All intangible personal property owned by Seller that benefits the Project and is assignable including but not limited to all contract rights, licenses, permits, deposits, utility service or capacity agreements or reservations, licenses, warranties, guaranties and business records used in the operation or maintenance of the Project (the “Contracts and Permits”).

1.1.5. All of Seller’s right, title and interest in the existing leases described on the rent roll to be provided by Seller pursuant to Section 2.1.2.1 below and any other lease or sublease agreements for the Project (the “Tenant Leases”).

Unless the context clearly requires otherwise, the property described in Sections 1.1.1 through 1.1.5 shall be referred to collectively as the “Project” or the “Property”. In connection with this purchase, Purchaser hereby agrees that all assets not directly connected to the Property will remain the property of the Seller, including all bank deposits, bank reserve deposits and tax escrows, utility deposits and other financial assets (other than lease deposits owed to tenants, which shall be transferred to Purchaser at Closing or credited to it as a purchase price adjustment), rights to any deposits held by utility companies or other third parties, any claims or liens against third parties not arising under Section 9.10 or 9.11 described below, or other similar assets.

1.2. Purchase Price and Escrow Deposit. The total purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) shall be Fourteen Million Five Hundred Thousand and No/100 Dollars ($14,500,000.00). The Purchase Price shall be payable as follows:

1.2.1. Purchaser shall pay to LandAmerica Commonwealth Title of Dallas (the “Escrow Agent”) the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Escrow Deposit”) in the form of a wire transfer contemporaneous with its execution and delivery of this Agreement. The Escrow Deposit shall be applied as a credit against the Purchase Price at Closing; provided however, the Escrow Deposit is a material inducement to Seller to enter into this Agreement, and suspend Seller’s marketing of the Property, and as such, shall only be returned to Purchaser if Seller defaults under this Agreement, or as provided in Sections 2.3.1.1, 3.1, 3.2, 9.10 or 9.11 below.

1.2.2. At Closing, Purchaser shall deliver to Seller by wire transfer of immediately available federal funds, the balance of the Purchase Price, subject to the prorations and adjustments provided in this Agreement.

1.3. Disposition of Deposits. The Escrow Agent shall hold the Escrow Deposit in an interest bearing account in accordance with the terms and conditions of this Agreement; provided however, Escrow Agent shall not be required to place the Escrow Deposit in an interest bearing account unless and until Purchaser provides Escrow Agent a completed and signed IRS Form W-9. All interest on such sum shall be deemed income of Purchaser, and Purchaser shall be responsible for the payment of all costs and fees imposed on the deposit account. The Escrow Deposit and all accrued interest shall be distributed in accordance with the terms of this Agreement. At the Closing, if it occurs, the Escrow Deposit shall be applied to the Purchase Price. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Escrow Deposit, or in the event that Escrow Agent receives conflicting instructions from Purchaser and Seller with respect to the Escrow Deposit, Escrow Agent shall not be required to disburse the Escrow Deposit and may, at its option, continue to hold the Escrow Deposit until Purchaser and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent may interplead the Escrow Deposit in accordance with the laws of the State of Georgia.

2. PURCHASER’S INSPECTION AND FEASIBILITY PERIOD

2.1. Delivery of Title Commitment, Existing Survey and Other Property Information.

2.1.1. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser the following documents, to the extent they exist and are in the actual possession or control of Seller:

2.1.1.1. Copy of the latest boundary survey or as-built survey of the Property in the possession of Seller.

2.1.1.2. Inventory list of the Personal Property.

2.1.1.3. Copy of Seller’s title insurance policy for the Property, along with copies of any Schedule B documents in Seller’s possession.

2.1.1.4. Copy of any environmental reports with respect to the Property.

2.1.1.5. Copy of all Permits.

2.1.1.6. Copy of statements of income and expenses reflecting transactions for the last twenty-four (24) months.

2.1.1.7. Copy of real estate and personal property tax bills for the last twenty-four (24) months.

2.1.1.8. Copy of one month’s utility bills.

2.1.1.9. Copy of any engineering reports with respect to the Property.

2.1.1.10. Copy of any notices of claim or suit from any person or entity where the Property is a party or potential party thereto.

2.1.1.11. Copy of any notice of recall or defect for any material item of the Property or used in operation of the Property

2.1.1.12. Copy of certificates of occupancy.

2.1.2. Seller agrees, at no cost to Seller, to provide to Purchaser’s lender copies of existing documents and information in Seller’s actual possession that is reasonably requested by the lender to facilitate the underwriting of Purchaser’s loan. In no event shall this provision be construed to be a financing contingency. Additionally, Seller shall make available to Purchaser on the Property the following documents, to the extent they exist and are in the actual possession or control of the Seller:

2.1.2.1. Copy of service contracts, with list of all Service Contracts attached to this Agreement as Exhibit “D”.

2.1.2.2. Copy of all leases of apartment units at the Property.

2.1.3. Attached hereto as Exhibits are the following:

2.1.3.1. Exhibit “C” is a rent roll dated not more than thirty (30) days prior to the Effective Date which specifies each of the apartment units, the name and number of occupants within each such unit, the rental rate, the amount of security deposits held under each lease, the term of each lease, rental concessions or discounts (if any) and current rental receipt information (the “Rent Roll”), to be updated monthly during Escrow. Copies of all leases referred to in the Rent Roll shall be available at the Property for Purchaser to review.

2.1.3.2. Exhibit “D” is a list of the Contracts and Permits, copies of which shall be available at the Property for Purchaser to review.

2.2. Inspection and Feasibility Period.

2.2.1. Purchaser shall have until twenty-one (21) days after the later of (a) the receipt of the documents in Section 2.1.1, or (b) the Effective Date of this Agreement, to evaluate the Property and the feasibility of Purchaser’s consummation of the transaction contemplated in this Agreement (the “Feasibility Period”). During the Feasibility Period the Purchaser shall have the right to inspect the physical and financial condition of the Property, including the right to make any tests or other investigations the Purchaser deems necessary to evaluate the Land, Improvements, Personal Property, Contracts and Permits and Tenant Leases. In connection with Purchaser’s inspection, Purchaser shall specifically have the right to obtain an environmental audit and to contact or have its environmental consultant contact the Georgia Environmental Protection Division, the United States Environmental Protection Agency and any other similar governmental authority to determine whether the files and records of any such agency include records indicating that the Property is or has been contaminated. Purchaser shall have the right to inspect the Property for evidence of hazardous or other toxic waste contamination or contamination by fuels, oils, or other similar substances and to inspect the Property for the presence of asbestos, radon and mold. The Purchaser shall have the right to take soil, water and building material samples for testing. Seller shall fully cooperate with the Purchaser in making available to Purchaser all books, documents, records, plans, surveys, maps, plats, environmental audits and other documents and materials which Purchaser reasonable requests, which shall exclude Seller’s internal memoranda, appraisals, financial projections, budgets, bids and tax records.

2.2.2. In conducting any inspections, investigations, or tests on the Property, Purchaser and its agents and representatives shall:

2.2.2.1. provide Seller with not less than two (2) business days’ prior notice before entering onto the Property, a Seller’s property manager shall have the right to be present during all such inspections, investigations and tests;

2.2.2.2. not disturb the tenants or interfere with their use of the Property pursuant to their respective leases, except as coordinated through the Property apartment manager, and as permitted by the tenant leases;

2.2.2.3. not interfere with the operation and maintenance of the Property;

2.2.2.4. not damage any part of the Property or any personal property owned or held by Seller or any Tenant or third party;

2.2.2.5. not injure or otherwise cause bodily harm to Seller, its agents, guests, invitees, contractors, or employees or any tenant or their guest invitees;

2.2.2.6. maintain comprehensive general liability (occurrence) insurance in the amount of $1,000,000 per occurrence and $2,000,000 combined single limit for injury to or death of one or more persons in an occurrence and for damage to tangible property (including loss of use) in an occurrence, naming Seller as an additional insured, and Purchaser shall deliver a certificate of insurance verifying such coverage to Seller prior to entry upon the Land;

2.2.2.7. promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property;

2.2.2.8. not permit any liens to attach to the Property by reason of the exercise of its rights under this Agreement;

2.2.2.9. restore the Property to the condition in which it was before such any inspection or tests were undertaken;

2.2.2.10. not reveal or disclose any information obtained in connection with its review of the Property concerning the Property to anyone other than to its officers, directors, partners, members, employees, agents, advisors, attorneys, lenders or investors who need to know such information for the purpose of evaluating this transaction, except to the extent required by a court or administrative order or as otherwise required by law; and

2.2.2.11. deliver to Seller at no cost, a copy of all studies, surveys, reports and tests results obtained by Purchaser in connection with its inspection of the Property (the “Purchaser’s Information”).

2.3. Indemnity for Damages Caused by Inspection. Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, demands, losses, costs, damages, expenses or liabilities (including, but not limited to, personal injury or property damage claims, mechanic’s or other liens) including reasonable attorneys’ fees caused by or incurred in connection with Purchaser’s inspection of the Property except for claims arising as a result of willful misconduct or gross negligence of Seller. This obligation shall survive the Closing and not merge into the Deed or, if the purchase and sale is not consummated, any termination of this Agreement.

2.3.1.1. Termination by Purchaser. Purchaser shall have the right, which may be exercised by delivering written notice to Seller at any time during the Feasibility Period up to and including 5:00 p.m. Eastern Time on the last day of the Feasibility Period, to terminate this Agreement for any reason which the Purchaser in its sole discretion deems appropriate, or for no reason. Upon delivery of written notice of termination to Seller, the Escrow Agent shall return the Escrow Deposit immediately to Purchaser and thereafter this Agreement shall be null and void and the parties shall have no further rights or obligations, except as set forth in this Section 2.3.1.1 and for obligations hereunder which expressly survive the Closing or termination of this Agreement If Purchaser elects to terminate this Agreement pursuant to this Section 2.3.1.1, Purchaser shall return to Seller, within a reasonable time after termination, all documents and other materials provided by Seller to Purchaser pursuant to Section 2.1 and copies of Purchaser’s Information.

2.4. Termination of Management Agreement and Other Service Contracts. In the event that Purchaser elects to proceed to Closing on or before the end of the Feasibility Period, then Purchaser shall have the right to require the Seller to terminate the property management agreement for the Property, if any, and any other service contract, equipment lease or other similar contract, lease or business arrangement that is terminable without penalty, effective as of the Closing Date or within thirty (30) days after the end of the Feasibility Period, whichever is later, by providing written notification to the Seller on or before the end of the Feasibility Period, but Seller shall not be required to terminate any service agreement that is not terminable or that requires payment of a penalty for early termination (unless Purchaser is willing to pay the penalty).

3. TITLE AND SURVEY

3.1. Title.

3.1.1. Within five (5) days after the Effective Date, Purchaser, at Purchaser’s sole cost and expense, shall obtain a commitment for an owner’s title insurance policy from the Escrow Agent, providing for the issuance to Purchaser upon recording of the deed provided for in this Agreement, an ALTA fee policy of title insurance in the amount of the Purchase Price insuring the Purchaser’s title to the Land (the “Title Commitment”). Purchaser shall provide Seller with a copy of the Title Commitment upon Purchaser’s receipt of same.

3.1.2. If the Title Commitment contains exceptions other than (i) ad valorem real estate taxes for 2005, and subsequent years, (ii) those items listed on the attached Exhibit “E” (the “Permitted Exceptions”), (iii) exceptions which do not materially and adversely affect the marketability of Property, or (iv) requirements other than the normal and customary requirements such as delivery and recordation of the deed from Seller and delivery of a Seller’s affidavit, then the Purchaser may notify Seller in writing of Purchaser’s objections to any such matters provided such notice is delivered to Seller within seven (7) days after Purchaser’s receipt of the Title Commitment, but in all events prior to the expiration of the Feasibility Period (the “Title Objections”)(Purchaser acknowledges objections to items (i) – (iv) are waived). Any title matters existing as of the Effective Date and reflected in the Title Commitment or Survey not timely objected to by Purchaser during the Feasibility Period shall become Permitted Exceptions.

3.1.3. Seller shall have a period of five (5) days after receipt of Purchaser’s notice of Title Objections within which to notify Purchaser whether Seller is willing to cure the Title Objections. If Seller is unwilling or unable to cure any Title Objections or fails to notify Purchaser of its intentions then Purchaser shall have the option of terminating this Agreement on or before the end of the Feasibility Period upon which this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except that Purchaser shall be entitled to the return of the Escrow Deposit from Escrow Agent, and except for obligations hereunder which expressly survive the termination of this Agreement. If Purchaser does not terminate the Agreement, it shall accept title subject to the Title Objection. If Seller agrees to cure any Title Objection then Seller shall have until Closing and, if necessary, Seller may extend Closing for up to thirty (30) days to effect such cure, so long as such extension is at Seller’s sole cost and expense, including any cost or expense incurred by Purchaser’s lender if Purchaser’s time within which to Close the loan at no additional cost is less than the 30 days Seller requires to cure. If Seller fails or is unable or unwilling to remove any such Title Objection then Purchaser shall have ten (10) days after the expiration of Seller’s period for curing the Title Objection within which to elect, at Purchaser’s sole option, among the following alternatives:

3.1.3.1. Accept title to the Project in its then existing condition without any diminution of the Purchase Price; or

3.1.3.2. Terminate this Agreement by written notice to Seller upon which this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except that Purchaser shall be entitled to the return of the Escrow Deposit from Escrow Agent and except for obligations hereunder which expressly survive the termination of the Agreement.

If Purchaser elects to accept title notwithstanding Title Objections under subsection 3.1.2 above, then all matters shown on the Title Commitment and not removed prior to such acceptance shall become “Permitted Exceptions.” Notwithstanding the foregoing, on or before the Closing, Seller shall satisfy any mortgages, or other monetary liens or monetary encumbrances created by Seller’s actions that encumber the Property, including the release of the additional collateral deed to secure debt in favor of the trustee for the multifamily bonds which refinanced the acquisition of the Covey at Fox Valley Apartments in Aurora, Illinois.

3.2. Survey.

3.2.1. If Purchaser so elects, Purchaser shall cause a surveyor acceptable to Purchaser (the “Surveyor”) to prepare, at Purchaser’s expense, and deliver to Seller and Purchaser a current or recertified survey of the Property (the “Survey”).

3.2.2. If the Survey shows any material encroachment or other condition which materially affects the marketability of title to the Property, Purchaser shall have the right to object to such condition as a Title Objection pursuant to the provisions of Section 3.1 of this Agreement so long as such objection is delivered to Seller prior to the expiration of he Feasibility Period.

3.2.3. If Purchaser fails to timely obtain the Survey as provided herein, Purchaser shall waive the right to make objections as provided in Section 3.2.2 and further, the standard survey exception shall not be deleted from the Title Policy.

4. CLOSING PROVISIONS

4.1. Closing Date. The consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place on or before sixty (60) days after the expiration of the Effective Date or at such earlier date as is agreed upon in writing by the Purchaser and the Seller.

4.2. Location of Closing. The Closing shall be held at the offices of Purchaser’s attorneys or the Title Company, or at such other location as may be mutually agreeable.

4.3. Conditions to Purchaser’s Obligation to Close. The obligation of Purchaser under this Agreement to consummate the Closing is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by Purchaser at or prior to the Closing):

4.3.1. Correctness of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on the Closing Date, except for any representation which by its terms is made as of a specific date.

4.3.2. Compliance by Seller. Seller shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller as of the Closing.

4.4. Conditions to Seller’s Obligation to Close. The obligation of Seller under this Agreement to consummate the Closing is subject to the satisfaction as of the closing of each of the following conditions:

4.4.1. Correctness of Representations and Warranties. The representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects on the Closing Date, except for any representation which by its terms is made as of a specific date.

4.4.2. Compliance by Purchaser. Purchaser shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Purchaser as of the Closing.

4.5. Seller’s Obligations at Closing. At Closing Seller shall:

4.5.1. Execute, acknowledge and deliver to the Escrow Agent in escrow for delivery to Purchaser a Limited Warranty Deed conveying good, indefeasible, fee simple title to the Property to Purchaser subject only to the Permitted Exceptions (the “Deed”). The Deed shall be in recordable form with all required documentary stamps in the proper amount affixed.

4.5.2. Execute and deliver to the Escrow Agent for delivery to Purchaser an assignment of all the Tenant Leases and deliver (or credit to Purchaser as a purchase price adjustment) to Purchaser all security deposits, (together with interest thereon, if any,) in accordance with applicable laws. The assignment shall contain cross indemnifications so that Purchaser shall hold Seller harmless for any liability arising under the Tenant Leases subsequent to Closing and Seller shall hold Purchaser harmless for any liability arising under the Tenant Leases prior to Closing, which are raised by any lessee under the Tenant Leases within one year of the Closing.

4.5.3. Execute and deliver to the Escrow Agent for delivery to Purchaser a bill of sale without warranty to the Personal Property and all furnishings and fixtures included in this sale, but providing that all of such property is transferred in “as is” condition.

4.5.4. Execute and deliver to the Escrow Agent for delivery to Purchaser an assignment of all of Seller’s right, title and interest in assignable Contracts and Permits, except as to contracts which Purchaser elects to have terminated pursuant to Section 2.4 above.

4.5.5. Deliver to the Title Company evidence satisfactory to it of Seller’s authority to execute and deliver the documents reasonably necessary to consummate this transaction.

4.5.6. Deliver to the Title Company and to the Purchaser an affidavit of possession and no liens satisfactory to the Title Company as well as termination of any notices of commencement and lien waivers, so as to cause the Title Company to remove the mechanics’ lien and parties in possession standard exceptions from the Title Commitment (subject to exception for tenants holding under unrecorded leases).

4.5.7. Deliver to the Title Company a broker’s lien waiver and all other customary documents required under the Title Commitment to permit the Title Company to issue its policy to the Purchaser and Purchaser’s lender, subject only to the Permitted Exceptions.

4.5.8. Deliver to the Escrow Agent a certificate that the Seller is not a foreign person in accordance with Section 1445 of the Internal Revenue Code.

4.5.9. Deliver to Purchaser originals (if available) or copies (if originals are not available) of all licenses and permits in Seller’s possession or control applicable to the Property and execute and deliver to Purchaser any application, transfer form or notification given to Seller by Purchaser necessary to effect the transfer to Purchaser of all applicable permits.

4.5.10. Execute and deliver to Purchaser and the Escrow Agent a letter advising tenants under the Leases of the change in ownership of the Property.

4.5.11. Execute and deliver to Purchaser and the Escrow Agent the closing statement and any other documents reasonably required by the Escrow Agent to consummate the transaction contemplated by this Agreement.

4.5.12. Deliver to Purchaser evidence of termination of the property management agreement for the Property, and any other service contracts, equipment lease or other similar contract, lease or business arrangements to be terminated pursuant to Section 2.5 above.

4.5.13. Deliver to Purchaser the original Tenant Leases. Deliver to Purchaser all keys and master keys to all locks at the Property, which shall be made available at the Property.

4.6. Purchasers Obligations at Closing. At Closing, Purchaser shall:

4.6.1. Execute and deliver such documents as may be required to evidence Purchaser’s assumption of responsibility for the security deposits, pet deposits and advance rentals and assumption of Seller’s post Closing obligations under all contracts to be assigned to Purchaser under Section 4.5.4, as well as assignment to Purchaser of any pending claims or right to file claims for Masonite hardwood siding, if any.

4.6.2. Execute and deliver to Seller and the Escrow Agent the closing statement and any other documents reasonably required by the Escrow Agent to consummate the transaction contemplated by this Agreement.

4.6.3. Make payments to Seller required under Section 1.2.2, and cause the Escrow Agent to deliver the Escrow Deposit to Seller by wire transfer or other means acceptable to Seller.

4.7.	Closing Costs.
	4.7.1.	At Closing, Seller shall pay:

4.7.1.1. brokerage fee to Cushman & Wakefield described in Section 8 below;

4.7.1.2. transfer taxes with respect to the Deed; and

4.7.1.3. all other taxes and assessments against the Property which are due and payable.

4.7.1.4. all cost relating to the discharge and reconveyance of Seller’s existing financing of the Property.

4.7.1.5. any transfer and/or sales tax and/or personal property tax applicable to the sale.

4.7.2.	Purchaser shall pay:
	4.7.2.1.	all costs associated with Purchaser’s financing;

4.7.2.2. the costs of documentary stamp tax, if any, required to be affixed to the Deed;

4.7.2.3. the title insurance premium and any title search and examination fees payable in connection with the issuance of the Title Policy;

4.7.2.4. the cost of any Survey of the Property;

4.7.2.5. the cost of Purchaser’s environmental studies, engineering reports, any other costs incurred in connection with Purchaser’s inspection of the Property; and

4.7.2.6. the cost of recording the Deed.

4.7.3. Each party shall pay any fees due to its attorneys or other consultants.

4.8. Prorations.

4.8.1. All collected rents and other income (including pet deposits and advance rentals) and all operating expenses with respect to the Property for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Property for the year in which Closing occurs, shall be prorated as of the close of business of the day immediately preceding the Closing Date. Rent collected by Purchaser on or after the Closing Date, shall be applied first to any current rent due, with any additional amount applied then to pay any arrearages (in inverse order/most recent arrearages paid first) and any such amounts owed to Seller to be remitted to Seller within ten (10) days of receipt. Purchaser shall include in Purchaser’s rent billing statements to tenants, for a period of one (1) year after the Closing, a statement indicating such tenant’s corresponding arrearages, if any, with respect to any unpaid rents attributable to the period prior to the Closing. All rent collected by the Seller prior to the Closing, for rental periods subsequent to the Closing (i.e., prepaid rent), shall be paid to Purchaser at Closing. If the amount of any item to be adjusted is not ascertainable on the Closing Date, the item shall be prorated by the Purchaser and Seller based on the best available information. Those items shall be reprorated as promptly after the Closing as possible. Any errors or omissions in computing the prorations at the Closing shall be corrected promptly. The obligation to reprorate shall survive for a period of eight (8) months after the Closing. Any payments due as a result of reproration shall be paid within ten (10) days of the reproration.

4.8.2. If the Closing occurs before the tax bill for the year of closing is available, taxes shall be prorated using the taxes paid in the prior year. After the tax bill is available, the taxes shall be reprorated at the request of the Seller or Purchaser based on the tax bill for the year of closing. Any amounts due as a result of the reproration shall be paid within ten (10) days of the reproration. Special assessment liens, if any, that are a charge or lien on the Property or that are due and payable at the time of Closing shall be paid by Seller.

4.8.3. To the extent possible, Purchaser shall be responsible for arranging all utility service and insurance coverage for the Project in its own name commencing as of 12:01 a.m. on the Closing Date. Seller shall be responsible for all utility charges accrued prior to the Closing Date and Seller shall receive a refund of all utility deposits and insurance premiums. If a change in utility service cannot be effected on the Closing Date, utility charges will be estimated and prorated as provided in Section 4.8.1.

4.9. Possession. Exclusive possession of the Property subject to tenants in possession under the Tenant Leases shall be delivered to Purchaser no later than the Closing Date.

4.10. Title Checkdown. If any title update provided after Purchaser’s review of title under Section 3.1 above reveals exceptions other than the Permitted Exceptions, then any such exceptions shall be deemed to be Title Objections (notwithstanding expiration of the Feasibility Period) and the provisions of Section 3.1 above shall govern cure of such exceptions.

5. AFFIRMATIVE COVENANTS OF SELLER

5.1. Operation and Maintenance of Property. In addition to any other obligations of Seller prior to Closing set forth elsewhere in this Agreement, Seller shall:

5.1.1. Continue to operate and maintain the Property in its normal and usual fashion and not offer any rental concession that is effective after Close of Escrow without prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Any units vacated more than fourteen days prior to Close of Escrow shall be made rent ready and prepared for immediate occupancy.

5.1.2. Use its commercially reasonable efforts to maintain all present Tenant Leases and contracts current and free from defaults by Seller.

5.1.3. During the Feasibility Period, not, enter into any lease of any vacant unit or cancel, terminate, extend or alter any lease, except in the normal course of business, and at the normal lease rates, and for a lease period of one year or less. After the Feasibility Period, not, enter into any lease of any vacant unit or cancel, terminate, extend or alter any lease, except with Purchaser’s approval.

5.1.4. Not, without prior written consent of Purchaser, remove any item of monetary value from the Property prior to Closing except for repair or replacement and any such repair item or replacement item shall be included in this transaction.

5.1.5. Shall maintain all insurance policies affecting the Property in full force and effect until the Closing Date.

If Seller violates the terms of this Section and does not cure within a reasonable time, after receiving written notification from Purchaser, Purchaser may elect to terminate this Agreement and receive a full refund of the Escrow Deposit from Escrow Agent.

5.2. Further Assurances. In addition to other obligations required to be performed under this Agreement by Seller and Purchaser at the Closing, Seller and Purchaser agree to execute, acknowledge, and deliver before or after the Closing such other instruments, documents and other materials as the closing attorney and the attorneys for Purchaser and Seller may reasonably request in order to effectuate the consummation of the transaction contemplated in this Agreement and to vest title to the Property in Purchaser.

6. REPRESENTATIONS AND WARRANTIES

6.1. Representations and Warranties of Seller.

6.1.1. Seller represents and warrants to Purchaser that the following are true and correct in all material respects:

6.1.1.1. To the best of Seller’s knowledge, there is no pending condemnation, or similar proceeding affecting the Property.

6.1.1.2. To the best of Seller’s knowledge, no part of the Project has ever been used for hazardous or toxic waste disposal, for disposal of fuel or oil or other similar material, or is or has been contaminated with hazardous or toxic waste or fuel or oil or other similar material from any source whatsoever, except as disclosed in the above described environmental report made available for Purchaser’s review in its pre-contract review of the Property or as disclosed in any environmental report obtained by Purchaser during the Feasibility Period.

6.1.1.3. Seller is not in default under any material agreements affecting the Property.

6.1.1.4. There are no legal actions, suits or other legal or administrative proceedings pending or, to the best of Seller’s knowledge, threatened which would adversely affect the Property, nor does Seller have any notice or actual knowledge of any violations of any governmental regulations with regards to the construction of the Buildings.

6.1.1.5. This Agreement has been, and the documents, instruments and agreements required to be delivered by Seller pursuant to this Agreement shall be duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms. Neither the execution, delivery or performance of this Agreement is prohibited by the terms of any agreement binding on Seller, or requires Seller or the individual executing this Agreement on behalf of Seller to obtain the consent, approval or authorization of any person, public authority or any other entity.

6.1.1.6. Seller is, and as of the date Closing shall be, duly formed, validly existing and in good standing under the laws of the State of Georgia, and shall have all requisite power and authority to own its properties and assets and to carry on its business.

6.1.1.7. Operating statements and rent rolls provided by Seller to Purchaser were prepared in the normal course of business and are based on the same books and records which Seller uses in its operation of the Property.

As used in this Contract, the words “to the best of Seller’s knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the present actual (as distinguished from implied, imputed or constructive) knowledge of Joseph B. Webb, II and Teri Savage, without such persons having any obligation to make an independent inquiry or any other investigation whatsoever. All officers, however, shall have no personal liability to Purchaser whatsoever under the terms of, or with respect to this Agreement.

All of the representations and warranties of the Seller shall survive for a period of one year from the date of Closing. Any claim made by Purchaser pursuant to the representations and warranties must be made within the time period specified in the preceding sentence, or shall be deemed irrevocably waived by the Purchaser.

6.2. Representations and Warranties of Purchaser.

6.2.1. Purchaser hereby represents and warrants to Seller that the following are true and correct in all material respects:

6.2.1.1. This Agreement has been, and the documents, instruments and agreements required to be delivered by Purchaser pursuant to this Agreement, shall be duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms. Neither the execution, delivery or performance of this Agreement, is prohibited by the terms of any agreement binding on Purchaser, or requires Purchaser to obtain the consent, approval or authorization of, or notice to or filing a registration with, any person, public authority or any other entity.

6.2.1.2. Purchaser shall be, as of the date Closing, duly organized, validly existing and in good standing under the laws of the State of Georgia, and shall have all requisite power and authority to own its properties and assets and to carry on its business.

7. PROVISIONS WITH RESPECT TO BREACH OR DEFAULT

7.1. Default by Seller. In the event the sale of the Property as contemplated under this Agreement is not consummated due to Seller’s default, Purchaser shall be entitled, at Purchaser’s option and as Purchaser’s sole remedy for a default by Seller either (a) to terminate the Agreement and receive the return of the Escrow Deposit, if applicable from the Escrow Agent, after which neither party shall have any rights or obligations under this Agreement, except for obligations hereunder which expressly survive the termination of this Agreement, or (b) to seek specific performance of Seller’s obligation to convey the Property to Purchaser in accordance with, and all other obligations of Seller pursuant to, the terms of this Agreement. As a condition precedent to Purchaser’s exercising any right it may have to bring an action for specific performance as the result of Seller’s failure or refusal to perform its obligations hereunder, Purchaser must commence such an action within ninety (90) days after the scheduled Closing Date. Purchaser agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance. The foregoing remedies of Purchaser are mutually exclusive and only one of such remedies (whichever Purchaser elects) may be exercised.

7.2. Default by Purchaser. If the Purchaser fails to consummate the transaction contemplated in this Agreement for any reason, except Seller’s default or otherwise breaches its representations, warranties, or covenants, Seller may, as its sole and exclusive remedy, terminate this Agreement and retain the Escrow Deposit as agreed upon and liquidated damages.

7.3. Attorneys’ Fees, Etc. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all reasonable costs, charges and expenses, including reasonable attorneys’ fees, incurred in connection with such litigation.

8. BROKERAGE COMMISSIONS

Each party represents to the other that, except as specifically set forth in this Section 8, no brokers or finders have been involved in this transaction and Seller and Purchaser agree to indemnify and hold each other harmless from any and all claims or demands by any party with respect to any brokerage fees, agents’ commissions or other compensation asserted by any such person, firm or corporation on behalf of Seller or Purchaser, respectively, in connection with the sale contemplated by this Agreement. This obligation shall survive the Closing and not merge into the Deed or, if the Purchase and Sale is not consummated, any termination of this Agreement.

At Closing, Seller shall be solely responsible for the payment of a brokerage commission to Cushman & Wakefield.

9. OTHER CONTRACTUAL PROVISIONS

9.1. Assignability. This Agreement shall inure to the benefit of and be binding upon and is intended solely for the benefit of the parties and their respective heirs, personal representatives, successors and assigns; the Agreement may not be assigned by Purchaser without the express written consent of Seller; and no third party shall have any rights, privileges or other beneficial interest in or under this Agreement. Notwithstanding the foregoing, Purchaser may assign this Agreement to an entity owned, or controlled by, or under common control with Purchaser, without the consent of Seller, provided Purchaser gives Seller five (5) days notice of such assignment, along with a description of the assignee so that Seller can ascertain the basis for Purchaser’s control, and provided that Purchaser shall not be released from the obligations of this Agreement until such time as the entire Purchaser Price is paid to Seller.

9.2. Disclaimer.

9.2.1. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT AND DOES NOT MAKE ANY REPRESENTATION OR GIVE ANY WARRANTY OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OR REPRESENTATION AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.2.2. Purchaser acknowledges and agrees that upon closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “as is, where is, with all faults”, except to the extent expressly otherwise set forth in this Agreement. Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property made or furnished by Seller, the managers of the Property or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement, including, without limitation, any warranty or representation as to (i) the quality, nature, adequacy, and physical condition of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, and electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, (ii) the quality, nature, adequacy, and physical condition of soils, geology, and any groundwater, (iii) the existence, quality, nature, adequacy, and physical condition of utilities serving the Property, (iv) the development potential, income potential, or income or operating expenses of the Property, (v) the Property’s value, use, habitability, or merchantability, (vi) the fitness, suitability, or adequacy of the Property for any particular use or purpose, (vii) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property, (viii) the compliance of the Property or its operation with all applicable codes, laws, rules, regulations, statutes, ordinances, covenants, judgments, orders, directives, decisions, guidelines, conditions, and restrictions of any governmental or quasi-governmental entity or of any other person or entity including, without limitation, environmental person or entity, including, without limitation, environmental laws, and environmental matters of any kind or nature whatsoever relating to the Property (ix) the presence of hazardous or toxic materials on, under, or about the Property or the adjoining or neighboring property (including without limitation the presence or suspected presence of any form of mildew or mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys (collectively, “Mold”), (x) the quality of any labor and materials used in any improvements included in the Property, (xi) any leases, contracts, guarantees or warranties or other agreements affecting the Property, (xii) the economics of the operation of the Property, (xiii) the freedom of the Property from latent or apparent vices or defects, (xiv) peaceable possession of the Property, (xv) compliance with ADA, and (xvi) any other matter or matters of any nature or kind whatsoever relating to the Property.

9.2.3. Purchaser shall have no rights or claims whatsoever against Seller for damages, rescission of the sale, or reduction or return of the Purchase Price because of any matter not represented or warranted to Purchaser by Seller contained in this Agreement, and all such rights and claims are hereby expressly waived by Purchaser.

9.2.4. Purchaser acknowledges and agrees that any due diligence information which was provided, or is hereafter provided, to Purchaser by Seller, or its agents is provided as an accommodation to Purchaser and delivered without representation or warranty and may contain errors or omissions. Purchaser understands that, except to the extent provided in this Agreement, Purchaser has no right to rely upon any such information and recognizes that Purchaser must make its own determinations with regard to the suitability of the Property. Purchaser hereby releases Seller and its agents from any claims Purchaser might otherwise have based upon any errors or omissions in such materials, except as otherwise specifically set forth herein.

9.2.5. PURCHASER REPRESENTS TO SELLER THAT PURCHASER WILL CONDUCT PRIOR TO CLOSING SUCH INVESTIGATIONS OF THE PROPERTY INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY ON THE SAME AND NOT ON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES, OTHER THAN SUCH REPRESENTATION, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS.

9.3. Notices. Any notices to be given to either party in connection with this Agreement must be in writing and given by hand delivery, FedEx, UPS (or equivalent service), certified mail, or facsimile transmission. Such notice shall be deemed to have been given and received when a certified letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States Mail, or if hand delivered, delivered by FedEx, UPS or other equivalent service or by facsimile transmission, when actually received. Such notices shall be given to the parties at the following addresses.

To Seller:	America First Apartment Investors, Inc.
Attention: John H. Cassidy
101 East 52nd Street, 25th Floor
New York, New York 10022
Phone: (212) 935-8760
Fax: (212) 935-8761
To Purchaser:	N/A Park Trace-74, L.P.
c/o Nevins Adams Lewbel Schell
Attention: Karen L. Kerns
920 Garden Street Suite A
Santa Barbara, CA 93101
Phone: (805) 963-2884 ext 35
Fax: (805) 963-9885
With a copy to:	NALS
Attn: Henry M. Nevins
920 Garden Street, Suite A
Santa Barbara, CA 93101
Phone: 805-963-2884
Fax: 805-963-9885

Either party may, at any time, by giving five (5) days’ written notice to the other party, designate any other address to which such notice shall be given and other parties to whom copies of all notices shall be sent. If the deadline or date of performance for any act under this Agreement falls on a Saturday, Sunday or legal holiday, the date shall be extended to the next business day.

9.4. Entire Agreement; Modification. This Agreement contains the entire agreement between the parties. All prior agreements, understandings, representations, and statements, oral or written, are merged into this Agreement. This Agreement cannot be modified, or terminated except by an instrument in writing signed by the party against which the enforcement is sought.

9.5. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, with venue being in Gwinnett County.

9.6. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9.7. Counterparts. This Agreement may be executed in several counterparts, each constituting a duplicate original. All such counterparts shall constitute one and the same agreement.

9.8. Interpretation. Whenever the context of this Agreement shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter and vice versa. This Agreement was drafted through the efforts of both parties and shall not be construed in favor of or against either party.

9.9. Severability. If any provision contained in this Agreement shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

9.10. Condemnation.

9.10.1. Immediately upon obtaining knowledge of any proceedings for the condemnation of the Property, or any portion of it (including negotiations in lieu of condemnation), Seller will notify Purchaser of the tendency of such proceedings.

9.10.2. If, after the Effective Date of this Agreement and prior to the Closing, all or a material part of the Property is subjected to a bona fide threat of condemnation (or sale in lieu of condemnation), Purchaser may, by written notice to Seller given five (5) days after notice, elect to cancel this Agreement prior to the Closing, in which event both parties shall be released from any further liability, except for obligations hereunder which expressly survive Closing or termination of this Agreement. In such event, the Escrow Deposit shall immediately be returned to Purchaser and this Agreement shall be null, void and canceled. If no such election is made, this Agreement shall remain in full force and effect. The purchase contemplated, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon Closing, Seller shall assign all of the right, title and interest of Seller to any awards that have been or may be made for such taking to Purchaser. Seller shall not negotiate a settlement of the proceeding without the prior consent of Purchaser. For purposes herein, a “material part of the Property” shall be a portion that reduces the number of multifamily units that may be constructed upon the Property or results in a loss of vehicular access to the Property.

9.11. Risk of Loss. Immediately upon obtaining knowledge of any casualty to the Project, the Seller will notify Purchaser of such casualty.

9.11.1. If, after the Effective Date and prior to the Closing, all or part of the Project is damaged by fire or other similar casualty and the extent of such damage exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00), then Purchaser may, by written notice to Seller given ten (10) days after determination of the extent of the damage, elect to cancel this Agreement prior to the Closing, in which event both parties shall be released from any further liability, except for obligations hereunder which expressly survive Closing or the termination of this Agreement. In such event, the Escrow Deposit shall immediately be returned to Purchaser and this Agreement shall be terminated. If no such election is made, this Agreement shall remain in full force and effect. The purchase contemplated shall be effected with no adjustment in the Purchase Price and the Seller shall, at Closing, assign to Purchaser all right, title and interest of Seller to any insurance proceeds and the Purchaser shall receive a credit in the amount of any insurance deductible.

9.11.2. If after the Effective Date and prior to Closing, there is damage to the Project by fire or other casualty, the value of which is less than Five Hundred Thousand and No/100 Dollars ($500,000.00), then the purchase contemplated shall be effected with no adjustment in Purchase Price and the Seller shall, at Closing, assign to Purchaser all right, title and interest of Seller to any insurance proceeds and the Purchaser shall receive a credit in the amount of any insurance deductible.

9.11.3. Seller shall not adjust any insurance settlement or receive any insurance proceeds or reimbursement after expiration of the Feasibility Period without the advance written consent of Purchaser which shall not be unreasonably withheld or delayed.

9.12. Recording. Both parties agree that neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation thereof shall be void and shall constitute a default hereunder.

9.13. Waiver. Either party reserves the right to waive in whole or part any provision which is for such party’s benefit. No such waiver shall be effective unless it is in writing. Any waiver shall be limited to the matter specified in the writing. No waiver shall be considered a waiver of any other or subsequent default and no delay or omission in exercising the rights and powers granted herein shall be construed as a waiver of such rights and powers.

9.14. Time of Essence. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT.

9.15. Escrow Agent. The escrow of the Escrow Deposit shall be subject to the following provisions:

9.15.1. The payment of the Escrow Deposit to the Escrow Agent is for the accommodation of the parties. The duties of the Escrow Agent shall be determined solely by the express provisions of this Agreement. The parties authorize the Escrow Agent, without creating any obligation on the part of the Escrow Agent, in the event this Agreement or the Escrow Deposit becomes involved in litigation, to deposit the Escrow Deposit with the clerk of the court in which the litigation is pending and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility under this Agreement. The undersigned also authorizes the Escrow Agent, if it is threatened with litigation, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Deposit with the clerk of the court and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility hereunder.

9.15.2. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The Escrow Agent shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice or instruction in connection with this Agreement is duly authorized to do so by the party on whose behalf such writing, notice or instruction is given.

9.16. Exchange. The parties hereby acknowledge and agree that either the Seller or Purchaser may elect to consummate the purchase and sale of the Property as part of a like kind exchange (the “Exchange”), pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of any Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to Purchaser’s or Seller’s obligations under this Agreement; (ii) any Exchange shall be effected through a qualified intermediary and neither party shall be required to acquire or hold title to any real property for purposes of consummating an Exchange involving the other party; (iii) the party consummating the Exchange (the “Exchanging Party”) shall not be released from any of its obligations under this Agreement; and (iv) the Exchanging Party shall pay any additional costs that would not otherwise have been incurred had the Exchanging Party not consummated the sale or purchase of the Property through the Exchange.

9.17. No Joint Venture / Partnership. This Agreement is not intended nor shall it be construed to create a joint venture or partnership between the parties and neither party shall constitute the agent of the other for any purpose.

9.18. Effectiveness. Delivery of this Agreement shall not be deemed an offer and neither Seller nor Purchaser shall have any rights or obligations hereunder unless and until both parties have signed and delivered an original of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

PURCHASER:

NALS AUSTIN, LLC, a Texas limited liability company

By:/s/ Henry M. Nevins

Name: Henry M. Nevins

Its: Manager

Date of Execution: June 20,2005

SELLER:

PARK TRACE APARTMENTS LIMITED PARTNERSHIP, a Georgia limited partnership

By: Park Trace Operating Company, a Georgia corporation, its General Partner

By: /s/ John H. Cassidy

Name: John H. Cassidy Its: President

Date of Execution: June 17, 2005

ACKNOWLEDGEMENT BY ESCROW AGENT

The undersigned hereby acknowledges receipt of the Escrow Deposit, accepts the duties of Escrow Agent under this Agreement, and agrees to hold and disburse the Escrow Deposit strictly in accordance with this Agreement.

ESCROW AGENT:

LANDAMERICA COMMONWEALTH TITLE OF DALLAS, INC.

By: /s/ Marjorie Cox

Name: Marjorie Cox Its: Vice President

Date of Execution: June 22, 2005

Address of Escrow Agent:

LandAmerica Commonwealth Title of Dallas, Inc.
Attn: Marjorie Cox, Vice President
2100 McKiney Ave., Suite 1515
Dallas, TX 75201
Direct Line: (214) 855-8412
Fax: (214) 754-9066
marjoriecox@landam.com

The following exhibits have been omitted:

Exhibit A: Exhibit B: Exhibit C: Exhibit D: Exhibit E:	Legal description of the Property
List of certain Personal Property included in the transaction
Rent roll, including names and numbers of occupants, rental rates, security deposits, lease term, rental concessions or discounts and rental receipts
List of contracts and permits applicable to the Property
Permitted exceptions to title commitment

The Registrant shall furnish supplementally a copy of any omitted exhibit to the Commission upon request.